Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 3 on Form S-3 to Registration Statement on Form S-4 of Kinder Morgan, Inc. (formerly known as Kinder Morgan Holdco LLC) of our report dated February 22, 2012, except with respect to the effects of the reclassification of certain operations to discontinued operations as discussed in Note 1 to the financial statements, as to which the date is May 4, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting for the year ended December 31, 2011, which appears in Kinder Morgan, Inc.’s Current Report on Form 8-K dated May 4, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 18, 2012